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EXHIBIT 99.1

For: New World Restaurant Group, Golden, Colo.
From: Parness & Associates, Aberdeen, N.J.

NEW WORLD REPORTS IMPROVED OPERATING RESULTS IN 2nd QUARTER

        GOLDEN, Colo. (8/6/04)—New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today reported improvements in operating income and cash flow, and a reduced net loss for the 13 weeks ended June 29, 2004.

        Income from operations for fiscal 2004's second quarter improved to $3.0 million, or 3.2 percent of total revenue, compared to an operating loss of $2.4 million in the corresponding 2003 quarter—a $5.4 million improvement. This followed a turnaround in this year's first quarter, when the company posted its first operating profit since the fourth quarter of 2002. Net interest expense for the quarter decreased 40.7 percent to $5.9 million from $10.0 million a year earlier, due to the debt refinancing completed in the third quarter of 2003.

        New World reduced its net loss for the second quarter of 2004 to $4.8 million, or $0.48 per basic and diluted share, compared with $13.1 million a year earlier. The net loss for the 2004 quarter included a $1.7 million loss on the disposal of leasehold improvements and certain other assets. By contrast, in the 2003 quarter, New World recorded a $0.2 million gain on the disposal of assets. After deducting $9.8 million in dividends and accretion on Series F Preferred Stock in the second quarter of 2003, both of which were non-cash charges, the net loss available to common stockholders in the prior year period was $22.9 million, or $14.28 per basic and diluted share. The company's equity restructuring, which was completed on September 30, 2003, eliminated the Series F Preferred Stock and its related dividends and accretion on a going forward basis.

        Additionally, New World's operations generated $9.6 million of cash during the second quarter of 2004 and $5.4 million of cash through the first half of 2004, compared with $4.6 million and $1.2 million in the comparable periods a year earlier. "The cost reduction initiatives we have implemented during the year were the primary driver for the increase in cash flow during this quarter compared to last year," said Paul Murphy, New World CEO. "This is the third consecutive quarter in which we have shown major improvements in operating cash flow."

        Total revenues for the second quarter were $94.2 million, compared with $97.7 million in the same period of 2003. The 3.7 percent decline in revenue was primarily the result of a $3.3 million decrease in retail sales in company operated Einstein Bros. and Noah's New York Bagels restaurants, which represent the most significant component of New World's revenue. The decrease in store revenue reflected a 7.3 percent decline in transactions, partially offset by a 3.9 percent increase in the size of the average check.

        "The increase in the average check is the result of a planned shift in product mix to higher priced items and an increase in menu pricing," said Mr. Murphy. "This is one element in our ongoing program to enhance store operations, as we focus on improving menu offerings, modifying the customer service system, and upgrading the look and feel of our company-owned restaurants. Key to this initiative will be the unveiling of a new Einstein Bros. prototype in the fourth quarter of this year. Although we are still experiencing negative year-over-year comparable store sales, we saw a comp store decline of less than 3 percent during July 2004, representing an improvement from the 4.2 percent and 3.7 percent decreases experienced in this year's first and second quarters, respectively."

        While total revenues decreased during the 13 weeks, gross profit increased 6.8% to $16.3 million, or 17.3% of total revenues, from $15.3 million, or 15.6% of revenues, in the corresponding 2003 quarter, primarily due to improvements in retail cost of sales. New World, which factors all store level operating expenses into its retail margins, has reduced marketing expenditures this year as it focuses on the modifications to its customer service system, menu offerings and store environments. "We will continue to implement solutions that improve our margins, but expect this trend to level out during the next two quarters, when many of our store-level cost reduction initiatives will have been in place for approximately one year," said Rick Dutkiewicz, New World CFO.

        Also contributing to the improvement in second quarter operating income was a 24.6 percent reduction in general and administrative expenses to $8.0 million, or 8.5 percent of revenues, compared to $10.6 million, or 10.8 percent of revenues, for the second quarter of 2003. The second quarter of 2003 included certain legal and consulting costs associated with the company's refinancing and the re-audit of fiscal 2000 and 2001 results. Depreciation and amortization expense was reduced by $1.8 million to $5.3 million in the second quarter compared to $7.1 million for the same period in 2003. The decrease in depreciation and amortization expense is primarily due to a portion of New World's asset base becoming fully depreciated during the first quarter of 2004.

        As another key indicator of the company's continued improvement, Mr. Murphy pointed out that the gap is narrowing between New World's EBITDA (earnings before interest, taxes, depreciation and amortization, integration and reorganization charges and credits, cumulative change in fair value of derivatives and other income) and adjusted EBITDA (which also excludes certain legal, financing and advisory fees, acquisition and integration expenses, certain corporate expenses, and certain other charges). EBITDA for the second quarter nearly doubled to $8.3 million, or 8.8 percent of revenues, from $4.7 million, or 4.8 percent of revenues a year ago. Adjusted EBITDA was up 10.1 percent to $9.0 million, or 9.6 percent of revenues, from $8.2 million, or 8.4 percent, in the corresponding 2003 period. (See tables at end of this press release for EBITDA reconciliations.) The company presents adjusted EBITDA information because it is relevant to the covenants in both the $160 million indenture and the AmSouth Revolver.

        EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA and adjusted EBITDA are a basis upon which to assess financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

        For the first half of 2004, New World reported operating income of $6.2 million, representing 3.4 percent of total revenue, compared to a loss of $2.7 million in the first half of 2003. The net loss for the first half of 2004 was $7.3 million, or $0.74 per share, compared with $20.9 million a year earlier. After deducting $14.4 million in dividends and accretion on Series F Preferred Stock, the net loss available to common stockholders in the first half of 2003 was $35.3 million, or $22.55 per share.

        Total revenues for the first half of 2004 declined 3.9 percent to $185.4 million from $193.0 million in the corresponding 2003 period. EBITDA for the first half of 2004 rose 37.7 percent to $16.0 million, or 8.6 percent of revenues, from $11.6 million, or 6.0 percent of revenues, a year ago. Adjusted EBITDA increased to $17.0 million, or 9.2 percent of revenues, from $16.9 million, or 8.7 percent of revenues, in the 2003 half.

        Looking ahead, Mr. Murphy noted that during the fourth quarter, the company plans to unveil five new Einstein concept stores as well as a multi-media advertising campaign to provide support in markets that include more than 50 percent of the company's restaurants.

        "We have developed a new prototype that, we believe, will be the future growth engine of our company," he said. "The first two new concept stores are expected to open in the Denver area in the fall, and be followed later this year with re-openings of remodeled outlets in a three-store market. This is designed to provide a viable test and demonstration market for this new concept, which embraces all the elements that we and our consultants have been working on since the beginning of this year, including a new expanded menu, customer service system and store design. This is far more than a cosmetic makeover."

        Mr. Murphy added that testing of Einstein's new 'pay-first' customer service system began at a single location in July. "We are very pleased with the initial results, with the sales and productivity gains in line with what we and our consultants anticipated," he said. "While two weeks is not an adequate period of time to assess this, we are nonetheless encouraged that this element of our new concept seems to have good value to both us and the consumer."

        The company also announced that it is negotiating to sell its Willoughby's Coffee & Tea business, which includes a coffee roasting plant, two retail locations and office space—all in Connecticut—as well as related trade names and trademarks. In June, New World signed a non-binding letter of intent to sell the non-core operation's assets with the transaction expected to close by the end of August. No impairment charges are expected to be recorded in connection with the transaction.

        Mr. Murphy and Mr. Dutkiewicz will discuss the company's financial and operating results for the second quarter during a conference call scheduled for 11:00 a.m. (EDT) on August 6. To listen to the call, dial 877-445-2570 and give the operator the conference ID number, 7292171.A telephone replay of the call will be available through midnight. (EDT) on August 20, 2004. To access the replay, call 800-642-1687 and give the conference ID number, 8977223. Investors and media are also invited to listen to a webcast of the call on the company's website, www.newworldrestaurantgroup.com. The replay of the call will also be archived on the website.

        New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros and Noah's New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of June 29, 2004, the company's retail system consisted of 459 company-operated locations, as well as 212 franchised, and 49 licensed locations in 33 states, plus D.C. The company also operates a dough production facility.

****

        Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "plan to," "anticipate," "should," "would," "believe" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to the following: (i) the availability of sufficient capital to the company and the ability to reach favorable lease terms for the opening of company-operated restaurants; (ii) the company's plan to revitalize its concepts is dependent upon various factors, including the availability of capital and opportunities to initiate modifications; (iii) the company's ability to build the average check depends, in part, upon market conditions, competition, and customer acceptability, among other factors; (iv) comp store sales for the first month of the third quarter are not necessarily indicative of sales for the entire quarter or future results and are subject to shifting consumer preferences, economic conditions, and competition, among other factors; (v) our ability to improve margins may be affected by unexpected costs or expenses, among other factors; (vi) the conversions and the opening of new concept stores and advertising campaigns are subject to availability of capital, and other resources, raw materials and the availability of advertising media; (vii) the results of the "pay first" test are limited and do not necessarily indicate success of the program; and (viii) the potential sale of Willoughby's is subject to reaching satisfactory agreement with the buyers and meeting the conditions of the sale. These and other risks are more fully discussed in the company's SEC filings.

CONTACTS: Media/Investors: Bill Parness (732) 290-0121; or Marty Gitlin (914) 528-7702; parnespr@optonline.net

—TABLES ATTACHED—

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 29, 2004 AND JULY 1, 2003

(UNAUDITED)

(in thousands, except earnings per share and related share information)

	Thirteen weeks ended:		Twenty-six weeks ended:
	June 29, 2004	July 1, 2003	June 29, 2004	July 1, 2003
Revenues:
Retail sales	$87,596	$90,878	$172,219	$179,328
Manufacturing revenues	4,944	5,754	10,357	11,178
Franchise and license related revenues	1,624	1,117	2,784	2,454

Total revenues	94,164	97,749	185,360	192,960
Cost of sales:
Retail costs	73,403	77,385	143,490	150,339
Manufacturing costs	4,442	5,082	9,020	10,123

Total cost of sales	77,845	82,467	152,510	160,462

Gross profit	16,319	15,282	32,850	32,498
Operating expenses:
General and administrative expenses	8,000	10,604	16,818	20,858
Depreciation and amortization	5,344	7,092	10,582	14,297
Adjustment of integration and reorganization cost	(39)	—	(799)	—

Income (loss) from operations	3,014	(2,414)	6,249	(2,657)
Other expense (income):
Interest expense, net	5,904	9,975	11,703	18,271
Cumulative change in the fair value of derivatives	—	727	—	70
Loss (gain) on sale, disposal or abandonment of assets, net	1,712	(202)	1,713	(385)
Other income	(36)	(119)	(100)	(186)

Loss before income taxes	(4,566)	(12,795)	(7,067)	(20,427)
Provision for state income taxes	(184)	(320)	(239)	(430)

Net loss	(4,750)	(13,115)	(7,306)	(20,857)
Dividends and accretion on Preferred Stock	—	(9,821)	—	(14,424)

Net loss available to common stockholders	$(4,750)	$(22,936)	$(7,306)	$(35,281)

Net loss per common share—Basic and Diluted	$(0.48)	$(14.28)	$(0.74)	$(22.55)

Weighted average number of common shares outstanding:
Basic and Diluted	9,842,293	1,606,665	9,842,061	1,564,909

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 29, 2004 AND DECEMBER 30, 2003

(in thousands, except share information)

	June 29, 2004	December 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,323	$9,575
Restricted cash	1,158	1,815
Franchise and other receivables, net of allowance of $2,947 and $3,310	5,995	5,842
Inventories	4,807	4,831
Prepaid expenses and other current assets	2,328	2,650

Total current assets	24,611	24,713
Restricted cash long-term	3,037	3,036
Property, plant and equipment, net	63,234	67,800
Trademarks and other intangibles, net	81,389	85,431
Goodwill	4,875	4,875
Debt issuance costs and other assets	8,262	9,170

Total assets	$185,408	$195,025

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7,849	$8,189
Accrued expenses	37,250	37,871
Short term debt and current portion of long-term debt	1,105	2,105
Current portion of obligations under capital leases	57	180

Total current liabilities	46,261	48,345
Senior notes and other long-term debt	161,120	161,120
Obligations under capital leases	29	29
Other liabilities	10,135	10,397
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000

Total liabilities	274,545	276,891
Stockholders' deficit:
Common stock, $.001 par value; 15,000,000 shares authorized; 9,842,385 and 9,841,828 shares issued and outstanding	10	10
Additional paid-in capital	175,620	175,585
Accumulated deficit	(264,767)	(257,461)

Total stockholders' deficit	(89,137)	(81,866)

Total liabilities and stockholders' deficit	$185,408	$195,025

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWENTY-SIX WEEKS ENDED JUNE 29, 2004 AND JULY 1, 2003

(UNAUDITED)

(in thousands)

	Twenty-six weeks ended:
	June 29, 2004	July 1, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,306)	$(20,857)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,582	14,297
Stock based compensation expense	35	—
Loss on disposal of assets	1,713	—
Adjustments of integration and reorganization costs	(799)	—
Cumulative change in fair value of derivatives	—	70
Amortization of debt issuance and debt discount costs	908	2,212
Notes issued as paid in kind for interest on Bridge Loan	—	510
Issuance of standstill warrants	—	1,238
Greenlight interest	—	1,025
Changes in operating assets and liabilities:
Franchise and other receivables	(153)	573
Accounts payable and accrued expenses	(162)	8,307
Other assets and liabilities	617	(6,156)

Net cash provided by operating activities	5,435	1,219
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,687)	(3,494)

Net cash used in investing activities	(3,687)	(3,494)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) of line of credit, net	(1,000)	937

Net cash provided by (used in) financing activities	(1,000)	937
Net increase (decrease) in cash	748	(1,338)
Cash and cash equivalents, beginning of period	9,575	10,705

Cash and cash equivalents, end of period	$10,323	$9,367

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$10,280	$7,669

Cash paid for income taxes	$165	$320

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 29, 2004 AND JULY 1, 2003

(UNAUDITED)

(in thousands)

Reconciliation of Net Loss to EBITDA

	Thirteen weeks ended		Twenty-six weeks ended
	June 29, 2004	July 1, 2003	June 29, 2004	July 1, 2003
Net Loss	$(4,750)	$(13,115)	$(7,306)	$(20,857)
Adjustments:
Provision for income taxes	184	320	239	430
Loss (gain) on sale, disposal or abandonment of assets, net	1,712	(202)	1,713	(385)
Adjustments of intergration and reorganization costs	(39)	—	(799)	—
Other income	(36)	(119)	(100)	(186)
Cumulative change in the fair value of derivatives	—	727	—	70
Interest expense, net	5,904	9,975	11,703	18,271
Depreciation and amortization	5,344	7,092	10,582	14,297

EBITDA	$8,319	$4,678	$16,032	$11,640

Reconciliation of EBITDA to Adjusted EBITDA

	Thirteen weeks ended		Twenty-six weeks ended
	June 29, 2004	July 1, 2003	June 29, 2004	July 1, 2003
EBITDA	$8,319	$4,678	$16,032	$11,640
Adjustments:
Certain legal, financing and advisory fees	688	1,115	763	1,827
Acquisition and integration expenses	—	132	—	431
Certain corporate expenses	—	430	225	769
Certain other charges	—	1,828	25	2,203

Adjusted EBITDA	$9,007	$8,183	$17,045	$16,870

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NEW WORLD REPORTS IMPROVED OPERATING RESULTS IN 2nd QUARTER
NEW WORLD RESTAURANT GROUP, INC. CONSOLIDATED BALANCE SHEETS AS OF JUNE 29, 2004 AND DECEMBER 30, 2003 (in thousands, except share information)
NEW WORLD RESTAURANT GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE TWENTY-SIX WEEKS ENDED JUNE 29, 2004 AND JULY 1, 2003 (UNAUDITED) (in thousands)
NEW WORLD RESTAURANT GROUP, INC. SUPPLEMENTAL INFORMATION FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 29, 2004 AND JULY 1, 2003 (UNAUDITED) (in thousands)